UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2013

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4110 Montreal, Quebec, Canada H3B 4W8	3850 Lane North, Suite 180 Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2013, BioAmber Inc., a Delaware corporation (the “Company”), entered into a Loan and Security Agreement (the “Agreement”) with Hercules Technology Growth Capital, Inc. (the “Lender”). Each of BioAmber USA Inc. and Sinoven Biopolymers Inc., each a Delaware corporation, BioAmber Canada Inc., a company organized under the laws of Canada, BioAmber S.A.S., a company organized under the laws of France, and BioAmber International S.a.r.l., a company organized under the laws of Luxembourg (together with the Company, the “Borrowers”) (but not BioAmber Sarnia Inc.), each subsidiaries of the Company, will become guarantors under the Agreement upon signing joinders thereto. Future subsidiaries of the Company may be required to guaranty the Borrowers’ obligations under the Agreement. The proceeds are expected to be used to fund the construction of the initial phase of the Company’s planned facility in Sarnia, Ontario with an expected capacity of 30,000 metric tons of bio-succinic acid and for general corporate purposes.

Pursuant to the Agreement, the Lender has agreed to make a senior secured term loan of $25 million, which was funded on June 27, 2013, net of a 2.5% loan fee. The term loan is repayable over 36 months after closing at a floating interest rate per annum based on the greater of (a) 10% and (b) the prime rate plus 6.75% and is subject to an end of term charge of 11.5% based on the $25 million loaned ($2,875,000). There will be an initial interest-only period until January 1, 2014, which will continue in the event that the Company receives an additional equity contribution of at least $1.5 million relating to its Sarnia facility by December 31, 2013, in which case the initial interest-only period will be extended until July 1, 2014.

At its option, the Company may prepay some or all of the loan balance, subject to a prepayment fee equal to 2% of the amount prepaid during the first 12 months after closing, 1% after 12 months but prior to 24 months after closing, and without prepayment fee thereafter. In addition, the Company is obligated to pay an end of term charge (as referenced above) in the amount of $2,875,000 on the date on which the term loan is paid or becomes due and payable in full.

The loan obligations are secured by a security interest on substantially all of the Company’s assets (subject to certain exceptions), including its intellectual property, but excluding certain licenses from third parties and its equity interest in its subsidiary, BioAmber Sarnia Inc. The security interest does not apply to any assets owned by BioAmber Sarnia Inc., the entity that will own the Company’s planned Sarnia facility.

The Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings. The Agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the Agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness, and certain events of insolvency. If the Company makes investments into BioAmber Sarnia Inc. in an amount exceeding $15 million per quarter, or an aggregate amount exceeding $50 million during the term of the loan, the Company is required to maintain an amount not less than the lesser of (a) $20 million and (b) the outstanding principal balance of the term loan, in unrestricted cash through the period ending December 31, 2014 at which time, under the terms of the Agreement, the planned Sarnia facility must be mechanically complete. After that period, the Company must maintain at least $10 million in unrestricted cash. If any event of default occurs, the principal, premium, if any (including the end of term fee referenced above), interest and any other monetary obligations on all the then outstanding amounts under the loan may become due and payable immediately.

The foregoing descriptions of the Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	BIOAMBER INC.

	By:	/s/ Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director